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Filed Pursuant to Rule 424(B)(5)
Registration No. 333-129069

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus Supplement
SUBJECT TO COMPLETION, DATED NOVEMBER 30, 2007

PROSPECTUS SUPPLEMENT
(To the prospectus dated November 1, 2005)

3,000,000 Shares

The Empire District Electric Company

Common Stock

We are offering 3,000,000 shares of common stock to be sold in this offering.

Our common stock is traded on the New York Stock Exchange under the symbol "EDE." On November 29, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $23.10 per share.

Investing in our common stock involves risks. You should carefully read the entire accompanying base prospectus and this prospectus supplement, including the section entitled "Risk Factors" beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying base prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 450,000 shares of common stock from us at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus supplement. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $                    , and the total proceeds, before expenses, to us will be $                    .

The underwriters are offering the shares of our common stock as described in "Underwriting." Delivery of the shares will be made on or about December     , 2007.

Sole-Book Running Lead Manager

UBS Investment Bank

Wachovia Securities	Stifel Nicolaus

The date of this prospectus supplement is December     , 2007

THE EMPIRE DISTRICT ELECTRIC COMPANY
ELECTRIC AND GAS SERVICE TERRITORIES

GAS
ELECTRIC
POWER PLANT
SERVICE CENTER
WIND CONTRACT
Maryville
Chillicothe
IATAN
Platte City
Henrietta
Marshall
Sedalia
Clinton
KANSAS
MISSOURI
Nevada
Bolivar
ASBURY
RIVERTON
STATELINE
Webb City
Joplin
ENERGY CENTER
Baxter Springs
Ozark
Aurora
Neosho
OZARK BEACH
Branson/Hollister
OKLAHOMA
ARKANSAS
MERIDIAN WAY
ELK RIVER
PLUM POINT
EMPIRE
SERVICES YOU COUNT ON

Based in Joplin, Missouri, we are an investor-owned utility serving more than 215,000 customers in 165 communities in four states, including (1) approximately 164,000 electric customers in 121 communities in southwest Missouri, southeast Kansas, northeast Oklahoma and northwest Arkansas, (2) approximately 46,500 natural gas customers in 44 communities in northwest, north central and west central Missouri and (3) approximately 4,600 water customers in three communities in southwest Missouri.

Important notice about information in this prospectus supplement and the accompanying base prospectus

You should rely only on the information contained in this prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these shares of our common stock in any state where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying base prospectus, as well as the information we have previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its date. For purposes of this prospectus supplement and the accompanying base prospectus, unless the context otherwise indicates, when we refer to "us," "we," "our," "ours" or "Empire," we are describing ourselves, The Empire District Electric Company, together with our subsidiaries.

About this prospectus supplement

This prospectus supplement is a supplement to the accompanying base prospectus that is also a part of this document. This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, we may sell any combination of the securities described in the accompanying base prospectus up to an aggregate amount of $400 million, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the accompanying base prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds, updates and changes information contained in the accompanying base prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying base prospectus, the statements made in the accompanying base prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying base prospectus as well as the additional information described under the headings "Incorporation by reference" in this prospectus supplement and "Where You Can Find More Information" in the accompanying base prospectus before investing in our common stock.

S-i

Prospectus supplement summary

This summary highlights information contained in this prospectus supplement and the accompanying base prospectus. Because it is a summary, it does not contain all the information you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying base prospectus carefully, including the "Risk factors" section and the information incorporated by reference, before making an investment decision.

THE COMPANY

We operate our businesses as three segments: electric, gas and other. The Empire District Electric Company (EDE), a Kansas corporation organized in 1909, is an operating public utility engaged in the generation, purchase, transmission, distribution and sale of electricity in parts of Missouri, Kansas, Arkansas and Oklahoma. As part of our electric segment, we also provide water service to three towns in Missouri. The Empire District Gas Company (EDG) is our wholly-owned subsidiary formed to hold the Missouri Gas assets acquired from Aquila, Inc. on June 1, 2006. EDG provides natural gas distribution to communities in northwest, north central and west central Missouri. Our other segment consists of our non-regulated businesses, primarily fiber optics. In 2006, 93.0% of our gross operating revenues were from our electric segment (including 0.4% from the sale of water), 6.1% from our gas segment, and 0.9% from our non-regulated businesses.

The territory served by our electric operations covers an area of about 10,000 square miles with a population of over 450,000. The service territory is located principally in southwest Missouri and also includes smaller areas in southeast Kansas, northeast Oklahoma and northwest Arkansas. The principal economic activities of these areas include light industry, agriculture and tourism. Of our total 2006 retail electric revenues, approximately 87.6% came from Missouri customers, 6.1% from Kansas customers, 3.3% from Arkansas customers and 3.0% from Oklahoma customers.

We supply electric service at retail to 121 incorporated communities and to various unincorporated areas and at wholesale to four municipally owned distribution systems. The largest urban area we serve is the city of Joplin, Missouri, and its immediate vicinity, with a population of approximately 157,000. We operate under franchises having original terms of 20 years or longer in virtually all of the incorporated communities. Approximately 67% of our electric operating revenues in 2006 were derived from incorporated communities with franchises having at least ten years remaining and approximately 2% were derived from incorporated communities in which our franchises have remaining terms of ten years or less. Although our franchises contain no renewal provisions, in recent years we have obtained renewals of all of our expiring electric franchises prior to their expiration dates.

Our electric operating revenues in 2006 were derived as follows: residential 41.7%, commercial 30.1%, industrial 16.9%, wholesale on-system 4.6%, wholesale off-system 3.2% and other 3.5%. Our largest single on-system wholesale customer is the City of Monett, Missouri, which in 2006 accounted for approximately 3% of electric revenues. No single retail customer accounted for more than 2% of electric revenues in 2006.

Our gas operations serve customers in northwest, north central and west central Missouri. The principal utility properties consist of approximately 87 miles of transmission mains and approximately 1,105 miles of distribution mains. We provide natural gas distribution to customers in 44 Missouri communities including 174 transportation customers. Our gas operating revenues in the period from June 1, 2006 (the date we acquired the Missouri Gas assets) to December 31, 2006 were derived as follows: residential 67.6%, commercial 30.2%, industrial 1.5% and other 0.7%. No single retail customer accounted for more than 4% of gas revenues in 2006. The largest urban area we serve is the City of Sedalia with a population of over 20,000. We operate under franchises having original terms of 20 years in virtually all of the incorporated communities. Thirty-one of the franchises have ten years or more remaining on their term. Although our franchises contain no renewal provisions, since our acquisition, EDG has obtained renewals of all of its expiring gas franchises prior to their expiration dates.

Our other segment businesses, which we operate through our wholly-owned subsidiary EDE Holdings, Inc., consist primarily of the leasing of fiber optics cable and equipment (which we also use in our own operations).

Our electricity generating plants consist of:

Plant	Capacity (megawatts)		Primary fuel

Asbury	210		Coal
Riverton	286		Coal and Natural Gas
Iatan (12% ownership)	78	*	Coal
State Line Combined Cycle (60% ownership)	300	*	Natural Gas
Empire Energy Center	271		Natural Gas
State Line Unit No. 1	89		Natural Gas
Ozark Beach	16		Hydro

Total	1,250

*
The 78 and 300 megawatts of Iatan and State Line Combined Cycle, respectively, reflect our allocated shares of the capacity of these plants.

As of April 10, 2007, our new Siemens V84.3A2 combustion turbine, Unit 12 at our Riverton plant, began commercial operation. Riverton Unit 12 (which is included in the above table) has a summer rated capacity of 150 megawatts, increasing our Riverton Plant's total generating capacity to 286 megawatts.

In addition to the energy generated at our plants listed in the above table, we purchase the energy generated at the 150-megawatt Elk River Windfarm located in Butler County, Kansas under a 20-year contract with PPM Energy. We have contracted to purchase 550,000 megawatt-hours of energy per year, or approximately 10% of our current annual needs, from the windfarm. We have also contracted with Westar Energy for the purchase of 162 megawatts of capacity and energy through May 31, 2010.

In March 2006, we entered into contracts to purchase an undivided interest in 50 megawatts of the Plum Point Energy Station's new 665-megawatt, coal-fired generating facility which will be built near Osceola, Arkansas. Our share of the estimated construction cost is approximately $85.6 million, excluding AFUDC. We also have a long-term purchased power agreement for an additional 50 megawatts of capacity from this facility and have the option to convert the 50 megawatts covered by the purchased power agreement into an ownership interest in 2015. In addition, we entered into an agreement with Kansas City Power & Light in June 2006 to purchase an undivided ownership interest in the coal-fired Iatan 2. We will own 12%, or approximately 100 megawatts, of the 850-megawatt unit. Construction began in the spring of 2006 with completion scheduled for 2010. We expect our share of the Iatan 2 costs will range from approximately $183.6 million to $200.5 million, excluding AFUDC.

In June 2007, we entered into a purchased power agreement with Cloud County Windfarm, LLC, owned by Horizon Wind Energy, Houston, Texas. The agreement provides for a 20-year term commencing with the commercial operation date, which is expected to be about January 1, 2009. We will begin taking delivery of the energy at that time. Under the agreement, we will purchase all of the output from the approximately 100-megawatt Phase I Meridian Way Wind Farm to be located in Cloud County, Kansas.

In October 2007, we filed a request with the Missouri Public Service Commission for an annual increase in base rates for our Missouri electric customers in the amount of $34.7 million, or 10.11%.

This request is to allow us to recover our investment in the new 150-megawatt combustion turbine, Unit 12, at our Riverton Plant, capital expenditures associated with the construction of a selective catalytic reduction system at our Asbury Plant and both capital expenditures and expenses related to an ice storm in January 2007. We also have requested implementation of a fuel adjustment clause in Missouri which would permit the distribution to Missouri customers of changes in fuel and purchased power costs.

THE OFFERING

Common stock we are offering	3,000,000 shares
Common stock to be outstanding immediately after this offering	33,549,122 shares
New York Stock Exchange symbol	EDE
Current indicated annual common stock dividend rate*	$1.28 per share, payable quarterly
Use of proceeds	We intend to use the net proceeds from this offering to repay short-term debt and for general corporate purposes.

The number of shares of common stock to be outstanding immediately after this offering is based on 30,549,122 shares outstanding as of November 26, 2007, and does not include up to:

–>
189,969 shares of common stock issuable upon exercise of outstanding options as of November 26, 2007 granted under our stock option plans, with a weighted average exercise price of $22.65 per share;

–>
1,680,839 additional shares of common stock reserved for future issuance under our stock option and employee stock purchase plans as of November 26, 2007; and

–>
450,000 shares of common stock that may be purchased by the underwriters to cover over-allotments, if any.

Unless otherwise stated, all information contained in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option.

Each share of our common stock carries with it one preference stock purchase right issued under our Rights Agreement between us and Wells Fargo Bank, N.A., as Rights Agent. You should read the accompanying prospectus and the documents incorporated by reference herein and therein, which provide more detail about the rights, before investing in our common stock.

*
On October 25, 2007, the Board of Directors declared a quarterly dividend of $0.32 per share payable on December 15, 2007 to holders of record on December 1, 2007. The purchasers of the shares of common stock offered hereby will not be entitled to that quarterly dividend payment.

SUMMARY FINANCIAL DATA

The following tables are a selection of certain financial information of Empire. This information is taken from our audited financial statements contained in our Annual Report on Form 10-K/A for the year ended December 31, 2006 (the "2006 Annual Report") and from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 (the "Third Quarter 2007 Quarterly Report"). Information as of September 30, 2007 and for the twelve months then ended is unaudited but in the opinion of management contains all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the results as of the date and for the period presented. "As adjusted" amounts and percentages are adjusted to give effect to this offering and the application of the net proceeds therefrom as described under "Use of proceeds." See "Incorporation by Reference" in this prospectus supplement and "Where You Can Find More Information" in the accompanying base prospectus. We urge you to read these financial statements, together with the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in those documents.

	Year ended December 31,
				Twelve months ended September 30, 2007 (unaudited)
Income statement data	2004	2005	2006

	(in thousands, except per share data)
Operating revenues(1)	$307,688	$364,101	$413,453	$481,615
Operating income(1)	53,078	53,811	69,667	72,264
Net income	$21,848	$23,768	$39,280	$41,845
Weighted average number of common shares outstanding—basic	25,468	25,898	28,277	30,341
Weighted average number of common shares outstanding—diluted	25,521	25,941	28,296	30,361
Earnings per weighted average share of common stock—basic and diluted	$0.86	$0.92	$1.39	$1.38
Dividends per share of common stock	$1.28	$1.28	$1.28	$1.28
	As of September 30, 2007 (unaudited)
	Actual		As adjusted
Balance sheet data	Amount	Percentage	Amount		Percentage

	(dollars in thousands)
Cash and cash equivalents	$6,312	N/A	$		N/A

Short-term debt	$67,745	N/A	$		N/A

First mortgage bonds and secured debt	$242,949	23.8%		$242,949%
Unsecured debt	248,593	24.3		248,593
Note payable to securitization trust	50,000	4.9		50,000

Total long-term debt(2)	541,542	53.0		541,542
Common stockholders' equity	479,371	47.0

Total long-term debt and common stockholders equity(2)	$1,020,913	100.0%			$100.0%

(1)
Except for twelve months ended September 30, 2007 data, operating revenue and operating income do not include the effects of operations discontinued in 2007, which were not material.

(2)
Includes current maturities of long-term debt, but excludes obligations of $538 under capital leases.

Risk factors

Any reduction in our credit ratings could materially and adversely affect our business, financial condition and results of operations.

Our corporate credit rating and the ratings for our securities are as follows:

	Standard & Poor's	Moody's	Fitch

Corporate Credit Rating	BBB-	Baa2	n/r
EDE First Mortgage Bonds	BBB+	Baa1	BBB+
EDE First Mortgage Bonds—Pollution Control Series	AAA	Aaa	AAA
Senior Notes	BB+	Baa2	BBB
Trust Preferred Securities	BB	Baa3	BBB-
Commercial Paper	A-3	P-2	F2
Outlook	Stable	Negative	Stable

These ratings indicate the agencies' assessment of our ability to pay interest, distributions and principal on these securities. A rating is not a recommendation to purchase, sell, or hold securities and each rating should be evaluated independently of any other rating. The lower the rating, the higher the interest cost of the securities when they are sold. In addition, a downgrade in our senior unsecured long-term debt rating would result in an increase in our borrowing costs under our bank credit facility. If any of our ratings fall below investment grade (investment grade is defined as Baa3 or above for Moody's and BBB- or above for Standard & Poor's and Fitch), our ability to issue short-term debt, commercial paper or other securities or to market those securities would be impaired or made more difficult or expensive. Therefore, any such downgrade could have a material adverse effect on our business, financial condition and results of operations. On May 17, 2006, S&P lowered its rating of our senior unsecured debt rating to BB+ (a non-investment grade rating) from BBB-.

We cannot assure that any of our current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant.

We are exposed to market risk in our fuel procurement strategy and may incur losses from these activities.

We have established a risk management practice of purchasing contracts for future fuel needs to meet underlying customer needs. Within this activity, we may incur losses from these contracts. These losses could have a material adverse effect on our results of operations.

By using physical and financial instruments, we are exposed to credit risk and market risk. Credit risk is the risk that the counterparty might fail to fulfill its obligations under contractual terms. Market risk is the exposure to a change in the value of commodities caused by fluctuations in market variables, such as price. The fair value of derivative financial instruments we hold is adjusted cumulatively on a monthly basis until prescribed determination periods. At the end of each determination period, which is the last day of each calendar month in the period, any realized gain or loss for that period related to the contract will be reclassified to fuel expense.

We are subject to regulation in the jurisdictions in which we operate.

We are subject to comprehensive regulation by federal and state utility regulatory agencies, which significantly influences our operating environment and our ability to recover our costs from utility customers. The utility commissions in the states where we operate regulate many aspects of our utility operations, including the rates that we can charge customers, siting and construction of facilities, pipeline safety and compliance, customer service and our ability to recover increases in our fuel and purchased power costs.

The FERC has jurisdiction over wholesale rates for electric transmission service and electric energy sold in interstate commerce. Federal, state and local agencies also have jurisdiction over many of our other activities.

Information concerning recent filings requesting increases in rates and related matters is set forth in our Third Quarter 2007 Quarterly Report under Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Rate Matters." In this item, we recently disclosed that the Missouri Supreme Court had issued an opinion directing the Missouri Public Service Commission to vacate its December 29, 2006 order approving tariffs and allow the Office of Public Counsel a reasonable time to prepare and file an application for rehearing of those tariffs. The Missouri Public Service Commission is currently considering an order in accordance with the Supreme Court's opinion.

We are unable to predict the impact on our operating results from the regulatory activities of any of these agencies. Despite our requests, these regulatory commissions have sole discretion to leave rates unchanged, grant increases or order decreases in the base rates we charge our utility customers. They have similar authority with respect to our recovery of increases in our fuel and purchased power costs. If our costs increase and we are unable to recover increased costs through base rates or fuel adjustment clauses, our results of operations could be materially adversely affected. Changes in regulations or the imposition of additional regulations could also have a material adverse effect on our results of operations.

A combination of increases in customer demand, decreases in output from our power plants and/or the failure of performance by purchased power contract counterparties could have a material adverse effect on our results of operations.

If demand for power increases significantly and rapidly (due to weather or other conditions) and either our power plants do not operate as planned or the parties with which we have contracted to purchase power are not able to, or fail to, deliver that power, we would be forced to purchase power in the spot-market. Those unforeseen costs could have a material adverse effect on our results of operations. See our 2006 Annual Report under Item 1, "Business—Fuel and Natural Gas Supply," Item 2, "Properties—Electric Segment Facilities" and Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" and see our Third Quarter 2007 Quarterly Report under Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Executive Summary—2007 Ice Storm" for more information.

We are exposed to increases in costs and reductions in revenue which we cannot control and which may adversely affect our business, financial condition and results of operations.

The primary drivers of our electric operating revenues in any period are: (1) rates we can charge our customers, (2) weather, (3) customer growth and (4) general economic conditions. Of the factors driving revenues, weather has the greatest short-term effect on the demand for electricity for our regulated business. Mild weather reduces demand and, as a result, our electric operating revenues. Weather can also impact the revenues of our natural gas utility business. Because natural gas is heavily used for residential and commercial heating, the demand for this product depends heavily upon weather patterns throughout our natural gas service territory and a significant amount of our natural gas revenues are recognized in the first and fourth quarters related to the heating seasons. Accordingly, our natural gas operations have historically generated less revenues and income when weather conditions are warmer in the winter.

The primary drivers of our electric operating expenses in any period are: (1) fuel and purchased power expense, (2) maintenance and repairs expense including repairs following severe weather, (3) taxes and (4) non-cash items such as depreciation and amortization expense. Of the factors driving expenses, fuel and purchased power costs are our largest expense items. Increases in the price of natural gas or the cost of purchased power will result in increases in electric operating expenses. Our existing strategies for mitigating such risks include hedging against changes in natural gas prices and utilizing fuel adjustment mechanisms to recover actual fuel and purchased power expenses. Such efforts, however, may not offset or permit us to recover all of such increased costs. Therefore, significant increases in electric operating expenses or reductions in electric operating revenues may occur and could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to recover increases in the cost of natural gas from our natural gas utility customers, or may lose customers as a result of any price increases.

In our natural gas utility business, we are permitted to pass the cost of gas directly from our customers through the use of a purchased gas adjustment provision. However, this provision only permits the recovery of "prudently-incurred" costs. To the extent the Missouri Public Service Commission determines that any of our costs were not prudently incurred, we would have to repay any such amounts that we collected from customers as part of an annual reconciliation. In addition, increases in natural gas costs affect total prices to our customers and, therefore, the competitive position of gas relative to electricity, other forms of energy and other gas suppliers. Increases in natural gas costs may also result in lower usage by customers unable to switch to alternate fuels. Any such disallowed costs or customer losses could have a material adverse effect on our business, financial condition and results of operations.

Disruptions in coal deliveries could require us to reduce the output of our coal-fired generating facilities and lead to increases in our fuel and purchased power costs.

We depend upon regular deliveries of coal as fuel for our Riverton, Asbury and Iatan plants, and as fuel for the facility which supplies us with purchased power under our contract with Westar Energy. Substantially all of this coal comes from mines in the Powder River Basin of Wyoming and is delivered to the plants by train. Production problems in these mines, railroad transportation or congestion problems, such as those that occurred in 2005 and 2006, or unavailability of trains could affect delivery cycle times required to maintain plant inventory levels, causing us to implement coal conservation and supply replacement measures to retain adequate reserve inventories at our facilities. These measures could include some or all of the following: reducing the output of our coal plants, increasing the utilization of our higher-cost gas-fired generation facilities, purchasing power from other suppliers, adding additional leased trains to our supply system and purchasing locally mined coal which can be delivered without using the railroads. Such measures could result in increases in our fuel and purchased power costs and could have a material adverse effect on our business, financial condition and results of operations.

We are subject to environmental laws and the incurrence of environmental liabilities which may adversely affect our business, financial condition and results of operations.

We are subject to extensive federal, state and local regulation with regard to air and other environmental matters. Failure to comply with these laws and regulations could have a material adverse effect on our results of operations and financial position. In addition, new environmental laws and regulations, and new interpretations of existing environmental laws and regulations, have been adopted and may in the future be adopted which may substantially increase our future environmental expenditures for both new facilities and our existing facilities. Compliance with current and future air emission standards (such as those limiting emission levels of sulfur dioxide (SO2) and nitrogen oxides (NOx) and, potentially, carbon dioxide (CO2)) has required and may in the future require significant environmental expenditures. Although we generally recover such costs through our rates, there can be no assurance that we will recover all, or any part of, such increased costs in future rate cases. The incurrence of additional material environmental costs which are not recovered in our rates may result in a material adverse effect on our business, financial condition and results of operations.

Use of proceeds

The net proceeds to us from this offering will be approximately $            million ($            million if the underwriters' over-allotment option is exercised in full), after the payment of underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use substantially all of the net proceeds from this offering to repay short-term debt. Net proceeds remaining after repayment of short-term debt, if any, will be used for general corporate purposes. As of November 26, 2007, we had approximately $71.1 million of short-term debt outstanding, bearing interest at a weighted average rate of 5.3% per annum.

Price range of common stock

Our common stock trades on the New York Stock Exchange under the symbol "EDE." The following table sets forth the quarterly range of high and low reported sale prices of our common stock on the New York Stock Exchange for the periods indicated:

	High	Low

Year ended December 31, 2005
First Quarter	$23.93	$21.35
Second Quarter	24.45	21.82
Third Quarter	25.01	22.30
Fourth Quarter	23.27	19.25
Year ended December 31, 2006
First Quarter	$23.00	20.33
Second Quarter	23.05	20.26
Third Quarter	23.09	20.25
Fourth Quarter	25.10	22.25
Year ending December 31, 2007
First Quarter	$26.11	$23.07
Second Quarter	26.13	21.99
Third Quarter	24.29	21.09
Fourth Quarter (through November 29, 2007)	24.34	22.22

On November 29, 2007, the last reported sale price of the common stock as reported on the New York Stock Exchange was $23.10 per share. As of November 26, 2007, there were 5,358 record holders of our common stock.

Dividend policy

At the October 2007 meeting of our Board of Directors, the Board declared a dividend of $0.32 per share payable on December 15, 2007 to holders of record on December 1, 2007. The holders of the shares of common stock purchased in this offering will not be entitled to this quarterly dividend payment. Our indicated annual dividend rate is $1.28 per share of common stock. Holders of our common stock are entitled to dividends if, as, and when declared by the Board of Directors, out of funds legally available therefore, subject to the prior rights of holders of any outstanding cumulative preferred stock and preference stock. Payment of dividends is determined by our Board of Directors after considering all relevant factors, including the amount of our retained earnings (which is essentially our accumulated net income less dividend payouts). As of September 30, 2007, our retained earnings balance was $27.3 million, compared to $24.4 million as of September 30, 2006, after paying out $29.2 million in dividends during the first nine months of 2007. A reduction of our dividend per share, partially or in whole, could have an adverse effect on our common stock price. Our diluted earnings per share were $1.38 for the twelve months ended September 30, 2007 and were $1.39 and $0.92 for the years ended December 31, 2006 and 2005, respectively. Dividends paid per share were $1.28 for the twelve months ended September 30, 2006 and $1.28 for each of the years ended December 31, 2006 and 2005. For more information on our dividend policy, see "Description of Common Stock—Dividend Rights" in the accompanying base prospectus.

Underwriting

We are offering the shares of our common stock described in this prospectus supplement through the underwriters named below. UBS Securities LLC is the representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of shares

UBS Securities LLC
Wachovia Capital Markets, LLC
Stifel, Nicolaus & Company, Incorporated.

Total	3,000,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

–>
receipt and acceptance of our common stock by the underwriters, and

–>
the underwriters' right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to 450,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $          per share from the public offering price. If all the shares are not sold at the public offering price, the representative may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 450,000 shares.

	No exercise	Full exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $250,000.

NO SALES OF SIMILAR SECURITIES

We, our executive officers and our directors have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of 45 days after the date of this prospectus supplement, in the case of our executive officers and directors, and 90 days after the date of this prospectus supplement, in the case of Empire. At any time and without public notice, UBS Securities LLC may in its sole discretion release all or some of the securities from these lock-up agreements.

INDEMNIFICATION AND CONTRIBUTION

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

NEW YORK STOCK EXCHANGE QUOTATION

Our common stock is quoted on the New York Stock Exchange under the symbol "EDE."

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

–>
stabilizing transactions;

–>
short sales;

–>
purchases to cover positions created by short sales;

–>
imposition of penalty bids; and

–>
syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be "covered short sales," which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked shorts sales," which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option.

The underwriters must close out any naked short position, by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

AFFILIATIONS

The underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they receive customary fees.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Legal matters

Certain legal matters in connection with the common stock are being passed upon for us by Spencer, Scott & Dwyer, P.C., Joplin, Missouri; Anderson & Byrd, LLP, Ottawa, Kansas; Brydon, Swearengen & England, Professional Corporation, Jefferson City, Missouri; and Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters are being passed upon for the underwriters by Thompson Coburn LLP, St. Louis, Missouri. Cahill Gordon & Reindel LLP is relying as to the matters of Kansas law upon the opinion of Anderson & Byrd, LLP. As of November 23, 2007, members of Spencer, Scott & Dwyer, P.C. held an aggregate 5,075 shares of our common stock.

Incorporation by reference

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Reports, proxy statements and other information concerning Empire can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Additional information about Empire may be found over the Internet at our website at http://www.empiredistrict.com. The information on our website is not a part of this prospectus and is not incorporated by reference herein.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus, and information that we file later with the SEC will automatically update and supersede this information. In addition to the documents incorporated by reference in the section entitled "Where You Can Find More Information" in the accompanying base prospectus, we hereby incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

–>
Our Annual Report on Form 10-K/A for the year ended December 31, 2006.

–>
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.

–>
Our Current Reports on Form 8-K filed on January 23, 2007, March 28, 2007 and June 29, 2007.

You may request a copy of this filing or any of the filings incorporated by reference in the accompanying base prospectus at no cost, by writing or telephoning us at the following address:

  Corporate Secretary
  The Empire District Electric Company
  602 Joplin Street
  Joplin, Missouri 64801
  Tel: (417) 625-5100

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying base prospectus.

Experts

The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying base prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Forward-looking statements

Certain matters discussed in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address or may address future plans, objectives, expectations and events or conditions concerning various matters such as capital expenditures, earnings, pension and other costs, competition, litigation, our construction program, our generation plans, our financing plans, potential acquisitions, rate and other regulatory matters, liquidity and capital resources and accounting matters. Forward-looking statements may contain words like "anticipate," "believe," "expect," "project," "objective" or similar expressions to identify them as forward-looking statements. Factors that could cause actual results to differ materially from those currently anticipated in such statements include:

–>
the amount, terms and timing of rate relief we seek and related matters;

–>
the cost and availability of purchased power and fuel, and the results of our activities (such as hedging) to reduce the volatility of such costs;

–>
weather, business and economic conditions and other factors which may impact sales volumes and customer growth;

–>
operation of our electric generation facilities and electric and gas transmission and distribution systems;

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the costs and other impacts resulting from natural disasters, such as tornados and ice storms;

–>
the periodic revision of our construction and capital expenditure plans and cost estimates;

–>
legislation;

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regulation, including environmental regulation (such as NOx, SO2 and CO2 regulation);

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competition, including the implementation of the energy imbalance market;

–>
electric utility restructuring, including ongoing state and federal activities and potential state activities;

–>
the impact of electric deregulation on off-system sales;

–>
changes in accounting requirements;

–>
other circumstances affecting anticipated rates, revenues and costs;

–>
the timing of, accretion estimates, and integration costs relating to, completed and contemplated acquisitions and the performance of acquired businesses;

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matters such as the effect of changes in credit ratings on the availability and our cost of funds;

–>
interruptions or changes in our coal delivery, gas transportation or storage agreements or arrangements;

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the success of efforts to invest in and develop new opportunities; and

–>
costs and effects of legal and administrative proceedings, settlements, investigations and claims.

All of these factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time and it is not possible for management to predict all such factors or to assess the impact of each such factor on us. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

We caution you that any forward-looking statements are not guarantees of future performance and involve known and unknown risk, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from future results, performance or achievements we have anticipated in such forward-looking statements.

PROSPECTUS

$400,000,000

THE EMPIRE DISTRICT ELECTRIC COMPANY

UNSECURED DEBT SECURITIES
FIRST MORTGAGE BONDS
COMMON STOCK
PREFERENCE STOCK

We may offer from time to time:

  •
  our unsecured debt securities, in one or more series;

  •
  our first mortgage bonds, in one or more series;

  •
  shares of our common stock;

  •
  shares of our preference stock; and

  •
  units comprised of some of the securities listed above.

        The aggregate initial offering price of the securities that we offer under this prospectus will not exceed $400,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offering. We may offer the securities in units.

        We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in the securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

        Our common stock is listed on the New York Stock Exchange under the trading symbol "EDE."

        Investing in our securities involves risks. See the section entitled "Risk Factors" beginning on page 2 of this prospectus and any similarly entitled section in any prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 1, 2005

RISK FACTORS

Any reduction in our credit ratings could materially and adversely affect our business, financial condition and results of operations.

        Currently, the ratings for our securities are as follows:

	Moody's	Standard & Poor's
First Mortgage Bonds	Baa1	A-
First Mortgage Bonds—Pollution Control Series	Aaa	AAA
Senior Notes	Baa2	BBB-
Commercial Paper	P-2	A-2
Trust Preferred Securities	Baa3	BB+

        Moody's and Standard & Poor's currently have a stable outlook and a negative outlook, respectively, on Empire.

        These ratings indicate the agencies' assessment of our ability to pay interest, distributions and principal on these securities. The lower the rating the higher the interest cost of the securities when they are sold. If any of our ratings were to fall below investment grade (Baa3 or above for Moody's and BBB- or above for Standard & Poor's), our ability to issue short-term debt, commercial paper or other securities or to market those securities would be impaired or made more difficult.

        We cannot assure you that any of our current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. Any downgrade in our senior unsecured long-term debt rating would, under the terms of our revolving credit facility, result in an increase in our borrowing costs under that credit facility. Any downgrade below investment grade could have a material adverse effect on our business, financial condition and results of operations.

We are exposed to market risk in our fuel procurement strategy and may incur losses from these activities.

        We have established a risk management practice of purchasing contracts for future fuel needs to meet underlying customer needs. Within this activity, we may incur losses from these contracts. These losses could have a material adverse effect on our results of operations.

        By using physical and financial instruments, we are exposed to credit risk and market risk. Credit risk is the risk that the counterparty might fail to fulfill its obligations under contractual terms. Market risk is the exposure to a change in the value of commodities caused by fluctuations in market variables, such as price. The fair value of derivative financial instruments we hold is adjusted cumulatively on a monthly basis until prescribed determination periods. At the end of each determination period, which is the last day of each calendar month in the period, any realized gain or loss for that period related to the contract will be reclassified to fuel expense.

We are subject to regulation in the jurisdictions in which we operate.

        We are subject to comprehensive regulation by several federal and state utility regulatory agencies, which significantly influences our operating environment and our ability to recover our costs from utility customers. The utility commissions in the states where we operate (which include the Missouri Public Service Commission, the Kansas Corporation Commission, the Oklahoma Corporation Commission, and the Arkansas Public Service Commission) regulate many aspects of our utility operations, including siting and construction of facilities, customer service, our ability to recover increases in our fuel and purchased power costs and the rates that we can charge customers.

        The Federal Energy Regulatory Commission has jurisdiction over wholesale rates for electric transmission service and electric energy sold in interstate commerce. Federal, state and local agencies also have jurisdiction over many of our other activities.

        Information concerning recent filings requesting increases in rates and related matters is set forth in our Second Quarter 2005 Quarterly Report under Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Electric Operating Revenues and Kilowatt-Hour Sales—Rate Matters."

        We are unable to predict the impact on our operating results from the regulatory activities of any of these agencies. Although we have attempted to actively manage the rate-making process, and we believe we have had recent success in advocating for rate increases when necessary, we can offer no assurances as to future success in the rate-making process. Despite our requests, these regulatory commissions have sole discretion to leave rates unchanged, grant increases or order decreases in the base rates we charge our customers. They have similar authority with respect to our recovery of increases in our fuel and purchased power costs. In the event that our costs increase and we are unable to recover increased costs through base rates, interim energy charges or fuel adjustment clauses, our results of operations could be materially adversely affected. Changes in regulations or the imposition of additional regulations could also have a material adverse effect on our results of operations.

A combination of increases in customer demand, decreases in output from our power plants and/or the failure of performance by purchased power contract counterparties could have a material adverse effect on our results of operations.

        In the event that demand for power increases significantly and rapidly (due to weather or other conditions) and either our power plants do not operate as planned or the parties with which we have contracted to purchase power are not able to, or fail to, deliver that power, we would be forced to purchase power in the spot-market. Those unforeseen costs could have a material adverse effect on our results of operations. See our 2004 Annual Report under Item 1, "Business—Fuel," Item 2, "Properties—Electric Facilities" and Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Operating Revenue Deductions" and our Second Quarter 2005 Quarterly Report under Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Operating Revenue Deductions" for more information.

We are exposed to increases in costs and reductions in revenue which we cannot control and which may adversely affect our business, financial condition and results of operations.

        The primary drivers of our electric operating revenues in any period are: (1) weather, (2) rates we can charge our customers, (3) customer growth and (4) general economic conditions. The primary drivers of our electric operating expenses in any period are: (1) fuel and purchased power expense, including the transportation thereof, (2) maintenance and repairs expense, (3) employee pension and health care costs, (4) taxes and (5) non-cash items such as depreciation and amortization expense. Of the factors driving revenues, weather has the greatest short-term effect on the demand for electricity for our regulated business. Mild weather reduces demand and, as a result, our electric operating revenues. Of the factors driving expenses, fuel and purchased power costs are our largest expense items. Increases in the price of natural gas or the cost of purchased power will result in increases in electric operating expenses. Our existing strategies for mitigating such risks include hedging against changes in natural gas prices and utilizing interim energy charges and fuel adjustment clauses to recover actual fuel and purchased power expenses. Such efforts, however, may not offset or permit us to recover all of such increased costs. Therefore, significant increases in electric operating expenses or reductions in electric operating revenues may occur and result in a material adverse effect on our business, financial condition and results of operations.

We have recently experienced, and may continue to experience, coal delivery shortfalls which could require us to reduce the output of our coal-fired generating facilities and lead to increases in our fuel and purchased power costs.

        We depend upon regular deliveries of coal as fuel for our Riverton, Asbury and Iatan plants, and as fuel for the Jeffrey facility, which supplies us with purchased power under our contract with Westar Energy. Substantially all of this coal comes from mines in the Powder River Basin of Wyoming and is delivered to the plants by railroad. In recent months, due to widespread railroad congestion problems, the railroads have been unable to achieve the delivery cycle times required to maintain our plants' inventory levels. As a result, inventory levels at our plants have declined. As of September 30, 2005, we had over 30 days of inventory at our Riverton plant and approximately 50 days of inventory at our Asbury plant. We expect that the railroads' congestion problems and resulting delivery delays will continue for an indefinite period. As a result, we have implemented coal conservation and supply replacement measures to retain adequate reserve inventories at our facilities. These measures have included, or may include in the future, reducing the output of these plants, increasing the utilization of our gas-fired generation facilities, purchasing power from other suppliers, adding additional leased trains to our supply system and purchasing locally mined coal which can be delivered without using the railroads. Such measures may result in increases in our fuel and purchased power costs and could have a material adverse effect on our financial condition and results of operations.

We are subject to environmental laws and the incurrence of environmental liabilities which may adversely affect our business, financial condition and results of operations.

        We are subject to extensive federal, state and local regulation with regard to air and other environmental matters. Failure to comply with these laws and regulations could have a material adverse effect on our results of operations and financial position. In addition, new environmental laws and regulations, and new interpretations of existing environmental laws and regulations, have been adopted and may in the future be adopted which may substantially increase our future environmental expenditures for both new facilities and our existing facilities. Although we generally recover such costs through our rates, there can be no assurance that we will recover all, or any part of, such increased costs in future rate cases. The incurrence of additional material environmental costs which are not recovered in our rates may result in a material adverse effect on our business, financial condition and results of operations.

Future acquisitions, including the contemplated acquisition of the Missouri natural gas distribution operations of Aquila, Inc., are subject to integration and other risks.

        On September 21, 2005 we entered into an Asset Purchase Agreement with Aquila, Inc. pursuant to which we agreed to acquire the Missouri natural gas distribution operations of Aquila. In addition, we anticipate that we may, from time to time, selectively acquire additional regulated and non-regulated businesses or assets that we believe would provide a strategic fit with our business. Acquisitions are accompanied by risks, such as potential exposure to unknown liabilities of acquired companies and the possible loss of key employees and customers of the acquired business. Further, acquisitions are subject to risks associated with the difficulty and expense of obtaining regulatory approval for the acquisitions, obtaining the necessary financing for the acquisitions and integrating the operations and personnel of the acquired businesses or assets. If any of these risks materialize, they may result in disruptions to our business and the diversion of management time and attention, which could increase the costs of operating our existing or acquired businesses or negate the expected benefits of the acquisitions.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        Reports, proxy statements and other information concerning Empire can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        Additional information about Empire may be found over the Internet at our website at http://www.empiredistrict.com. The information on our website is not a part of this prospectus and is not incorporated by reference herein.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC prior to the time the registration statement of which this prospectus forms a part becomes effective and thereafter under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2004.

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

  •
  Our Current Reports on Form 8-K filed with the Commission on January 28, 2005, February 8, 2005, February 9, 2005, March 31, 2005, April 29, 2005 (to the extent filed with the Commission), May 11, 2005, May 27, 2005, June 16, 2005, June 28, 2005, July 18, 2005, September 22, 2005 and September 23, 2005.

  •
  The description of our preference stock purchase rights as set forth in our Registration Statement on Form 8-A dated July 18, 2000.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Corporate Secretary
    The Empire District Electric Company
    602 Joplin Street
    Joplin, Missouri 64801
    Tel: (417) 625-5100

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

FORWARD-LOOKING STATEMENTS

        Certain matters discussed in this prospectus and in the documents incorporated by reference in this prospectus are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address or may address future plans, objectives, expectations and events or conditions concerning various matters such as capital expenditures, earnings, competition, litigation, our construction program, our financing plans, potential acquisitions, rate and other regulatory matters, liquidity and capital resources and accounting matters. Forward-looking statements may contain words like "anticipate," "believe," "expect," "project," "objective" or similar expressions to identify them as forward-looking statements. Factors that could cause actual results to differ materially from those currently anticipated in such statements include:

  •
  the amount, terms and timing of rate relief that we receive or seek, and related matters;

  •
  the cost and availability of purchased power and fuel, and the results of our activities (such as hedging) to reduce the volatility of such costs;

  •
  electric utility restructuring, including ongoing state and federal activities;

  •
  weather, business and economic conditions and other factors which may impact customer growth;

  •
  operation of our generation facilities;

  •
  legislation;

  •
  regulation, including environmental regulation (such as NOx regulation);

  •
  competition;

  •
  the impact of deregulation on off-system sales;

  •
  changes in accounting requirements;

  •
  other circumstances affecting anticipated rates, revenues and costs, including pension and post-retirement costs;

  •
  the timing of, and integration costs relating to, contemplated acquisitions and the performance of acquired businesses;

  •
  matters such as the effect of changes in credit ratings on the availability and cost of funds;

  •
  the periodic revision of our construction and capital expenditure plans and cost estimates;

  •
  the performance and liquidity needs of our non-regulated businesses;

  •
  the success of efforts to invest in and develop new opportunities; and

  •
  costs and effect of legal and administrative proceedings, settlements, investigations and claims.

        All of these factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time and it is not possible for management to predict all such factors or to assess the impact of each factor on us. Any forward-looking statement speaks only as of the date on which the statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made.

        We caution you that any forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the future results, performance or achievements we have anticipated in the forward-looking statements.

INFORMATION ABOUT EMPIRE

        We are an operating regulated public utility which generates, purchases, transmits, distributes and sells electricity. Our service territory covers approximately 10,000 square miles and includes parts of southwest Missouri, southeast Kansas, northeast Oklahoma and northwest Arkansas. The region includes many small towns, and is known for its popular family-oriented vacation destination, Branson, Missouri. Our headquarters location, Joplin, Missouri, ranks among the lowest in cost of living in the United States, and our electric rates are below the national average. The population in our service territory, which currently exceeds 450,000 has grown steadily over the past ten years. The industrial base is diverse and, as a result, we are not dependent upon any single customer or particular industry. In addition to our regulated utility operations, we have undertaken certain non-regulated businesses. We lease capacity on our fiber optics network and provide Internet services, close-tolerance custom manufacturing and other energy services. We also provide water service to three towns in Missouri.

        In addition, we have entered into an Asset Purchase Agreement with Aquila, Inc. pursuant to which we agreed to acquire the Missouri natural gas distribution operations of Aquila. Pursuant to the Asset Purchase Agreement, we will pay a base purchase price of $84.0 million in cash to Aquila at the closing of the Acquisition, plus working capital and subject to net plant adjustments. This acquisition is subject to regulatory approval and other customary closing conditions.

        Our executive offices are located at 602 Joplin Street, Joplin, Missouri 64801, telephone number (417) 625-5100.

USE OF PROCEEDS

        The proceeds from the sale of the securities will be used as described in the prospectus supplements by which the securities are offered. The proceeds from the sale of the securities may be used to, among other things, fund acquisitions, including the contemplated acquisition of the Missouri natural gas distribution operations of Aquila, Inc.

EARNINGS RATIOS

        The ratio of earnings to fixed charges for each of the periods indicated is as follows:

		Year Ended December 31,
	Six Months Ended June 30, 2005
		2004	2003	2002	2001	2000
Ratio of earnings to fixed charges(1)	1.30x	2.12x	2.44x	2.25x	1.31x	2.25x

(1)
In each of the periods presented, the ratio of combined fixed charges and preference dividends to earnings is equal to the ratio of earnings to fixed charges.

        For purposes of calculating these ratios, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) plus the estimated interest portion of rent expense.

        The ratios for future periods will be included in our reports on Forms 10-K and 10-Q. These reports will be incorporated by reference into this prospectus at the time they are filed.

DESCRIPTION OF UNSECURED DEBT SECURITIES

        The unsecured debt securities will be our direct unsecured general obligations. The unsecured debt securities will be either senior unsecured debt securities, subordinated unsecured debt securities or junior subordinated unsecured debt securities. The unsecured debt securities will be issued in one or more series under the indenture between us and Wells Fargo Bank, National Association (as successor by merger to Norwest Bank Minnesota, National Association), as trustee, and under a securities resolution (which may be in the form of a board resolution or a supplemental indenture) authorizing the particular series.

        We have summarized all material provisions of the indenture below. The summary is not complete. The indenture and a form of securities resolution are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The securities resolution for each series will be filed or incorporated by reference as an exhibit to the registration statement. You should read the indenture and the applicable securities resolution for provisions that may be important to you. In the summary below, we have included references to section numbers in the indenture so that you can easily find those provisions. The particular terms of any unsecured debt securities we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the unsecured debt securities described below and in the indenture. For a description of the terms of any series of unsecured debt securities, you should review both the prospectus supplement relating to that series and the description of the unsecured debt securities set forth in this prospectus before making an investment decision.

General

        The indenture does not significantly limit our operations. In particular, it does not:

  •
  limit the amount of unsecured debt securities that we can issue under the indenture;

  •
  limit the number of series of unsecured debt securities that we can issue from time to time;

  •
  restrict the total amount of debt that we may incur; or

  •
  contain any covenant or other provision that is specifically intended to afford any holder of the unsecured debt securities special protection in the event of a highly leveraged transaction or any other transaction resulting in a decline in our ratings or credit quality.

        As of the date of this prospectus, the following series of unsecured debt securities are outstanding under the indenture:

  •
  $40,000,000 aggregate principal amount of senior notes 5.80% series due 2035;

  •
  $62,000,000 aggregate principal amount of senior notes 6.70% series due 2033;

  •
  $51,550,000 aggregate principal amount of junior subordinated debentures 8 1/2% series due 2031;

  •
  $49,937,000 aggregate principal amount of senior notes 7.05% series due 2022; and

  •
  $98,000,000 aggregate principal amount of senior notes 4 1/2% series due 2013.

The ranking of each new series of unsecured debt securities with respect to this existing indebtedness under the indenture and all of our other indebtedness will be established by the securities resolution creating the series.

        Although the indenture permits the issuance of unsecured debt securities in other forms or currencies, the unsecured debt securities covered by this prospectus will only be denominated in U.S. dollars in registered form without coupons, unless otherwise indicated in the applicable prospectus supplement.

        We may from time to time without notice to, or the consent of, the holders of unsecured debt securities of a series at the time outstanding, create and further issue new securities of the same series equal in rank and having the same terms (except for the payment of interest accruing prior to the issue date of the new securities or except for the first payment of interest following the issue date of the new securities) as the outstanding series.

Terms

        A prospectus supplement and a securities resolution relating to the offering of any series of unsecured debt securities will include specific terms relating to the offering. The terms will include some or all of the following:

  •
  the designation, aggregate principal amount, currency or composite currency and denominations of the unsecured debt securities;

  •
  the price at which the unsecured debt securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest;

  •
  the maturity date and other dates, if any, on which the principal of the unsecured debt securities will be payable;

  •
  the interest rate or rates, if any, or method of calculating the interest rate or rates which the unsecured debt securities will bear;

  •
  the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

  •
  the manner of paying principal and interest on the unsecured debt securities;

  •
  the place or places where principal and interest will be payable;

  •
  the terms of any mandatory or optional redemption of the unsecured debt securities by us, including any sinking fund;

  •
  the terms of any conversion or exchange right;

  •
  the terms of any redemption of unsecured debt securities at the option of holders;

  •
  any tax indemnity provisions;

  •
  if payments of principal or interest may be made in a currency other than U.S. dollars, the manner for determining these payments;

  •
  the portion of principal payable upon acceleration of any discounted unsecured debt security (as described below);

  •
  whether and upon what terms unsecured debt securities may be defeased (which means that we would be discharged from our obligations under those securities by depositing sufficient cash or government securities to pay the principal, interest, any premiums and other sums due to the stated maturity date or a redemption date of the unsecured debt securities of the series);

  •
  whether any events of default or covenants in addition to or instead of those set forth in the indenture apply;

  •
  provisions for electronic issuance of unsecured debt securities or for unsecured debt securities in uncertificated form;

  •
  the ranking of the unsecured debt securities issued under the indenture or otherwise, including the relative degree, if any, to which the unsecured debt securities of that series are subordinated to one or more other series of unsecured debt securities in right of payment, whether outstanding or not;

  •
  any provisions relating to extending or shortening the date on which the principal and premium, if any, of the unsecured debt securities of the series is payable;

  •
  any provisions relating to the deferral of payment of any interest; and

  •
  any other terms not inconsistent with the provisions of the indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the unsecured debt securities. (Section 2.01)

        We may issue unsecured debt securities of any series as registered unsecured debt securities, bearer unsecured debt securities or uncertificated unsecured debt securities, and in such denominations as we specify in the securities resolution and prospectus supplement for the series. (Section 2.01)

        In connection with its original issuance, no bearer unsecured debt security will be offered, sold or delivered to any location in the United States. We may deliver a bearer unsecured debt security in definitive form in connection with its original issuance only if a certificate in a form we specify to comply with United States laws and regulations is presented to us. (Section 2.04)

        A holder of registered unsecured debt securities may request registration of a transfer upon surrender of the unsecured debt security being transferred at any agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

        We may issue unsecured debt securities under the indenture as discounted unsecured debt securities to be offered and sold at a substantial discount from the principal amount of those unsecured debt securities. Special United States federal income tax and other considerations applicable to discounted unsecured debt securities will be described in the related prospectus supplement. A discounted unsecured debt security is an unsecured debt security where the amount of principal due upon acceleration is less than the stated principal amount. (Sections 1.01 and 2.10)

Conversion and Exchange

        The terms, if any, on which unsecured debt securities of any series will be convertible into or exchangeable for our common stock or other equity or debt securities, property, cash or obligations, or a combination of any of the foregoing, will be summarized in the prospectus supplement relating to the series. The terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder or at our option. (Section 9.01)

Certain Covenants

        Any restrictive covenants which may apply to a particular series of unsecured debt securities will be described in the related prospectus supplement.

Ranking of Unsecured Debt Securities

        Unless stated otherwise in a prospectus supplement, the unsecured debt securities issued under the indenture will rank equally and ratably with our other unsecured and unsubordinated debt. The unsecured debt securities will not be secured by any properties or assets and will represent our unsecured debt.

        Our first mortgage bonds, which are secured by substantially all of our property, will effectively rank senior to any of our unsecured debt securities to the extent of the value of the property so securing our first mortgage bonds. If we become bankrupt, liquidate or reorganize, the trustees for the first mortgage bonds could use this collateral property to satisfy our obligations under the first mortgage bonds before holders of unsecured debt securities would receive any payments. As of June 30, 2005 we had approximately $108.2 million aggregate principal amount of outstanding first mortgage bonds.

Successor Obligor

        The indenture provides that, unless otherwise specified in the securities resolution establishing a series of unsecured debt securities, we will not consolidate with or merge into another company if we are not the survivor and we will not transfer all or substantially all of our assets to another company unless:

  •
  that company is organized under the laws of the United States or a state or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a state;

  •
  that company assumes by supplemental indenture all of our obligations under the indenture, the unsecured debt securities and any coupons;

  •
  all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and

  •
  immediately after the transaction no default exists under the indenture.

        In any case, the successor shall be substituted for us as if it had been an original party to the indenture, securities resolutions and unsecured debt securities. Thereafter the successor may exercise our rights and powers under the indenture, the unsecured debt securities and any coupons, and all of our obligations under those documents will terminate. (Section 5.01)

Exchange of Unsecured Debt Securities

        Registered unsecured debt securities may be exchanged for an equal principal amount of registered unsecured debt securities of the same series and date of maturity in the denominations requested by the holders upon surrender of the registered unsecured debt securities at an agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. The agent may require a holder to pay an amount sufficient to cover any taxes imposed on an exchange of registered unsecured debt securities. (Section 2.07)

Defaults and Remedies

        Unless the securities resolution establishing the series provides for different events of default, in which event the prospectus supplement will describe the change, an event of default with respect to a series of unsecured debt securities will occur if:

  •
  we default in any payment of interest on any unsecured debt securities of that series when the payment becomes due and payable and the default continues for a period of 60 days;

  •
  we default in the payment of the principal or premium, if any, of any unsecured debt securities of the series when those payments become due and payable at maturity or upon redemption, acceleration or otherwise;

  •
  we default in the payment or satisfaction of any sinking fund obligation with respect to any unsecured debt securities of the series as required by the securities resolution establishing the series and the default continues for a period of 60 days;

  •
  we default in the performance of any of our other agreements applicable to the series and the default continues for 90 days after the notice specified below;

  •
  pursuant to or within the meaning of any Bankruptcy Law (as defined below), we:

—	commence a voluntary case,
—	consent to the entry of an order for relief against us in an involuntary case,
—	consent to the appointment of a custodian for us and for all or substantially all of our property, or
—	make a general assignment for the benefit of our creditors;
  •
  a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 60 days and that:

—	is for relief against us in an involuntary case,
—	appoints a custodian for us and for all or substantially all of our property, or
—	orders us to liquidate; or
  •
  there occurs any other event of default provided for in such series. (Section 6.01)

        The failure to complete the redemption of unsecured debt securities which have been called for redemption on a conditional basis because the condition was not satisfied, shall not constitute an event of default.

        The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

        A default under the indenture means any event which is, or after notice or passage of time would be, an event of default under the indenture. A default under the fourth bullet point above is not an event of default until the trustee or the holders of at least 25% in principal amount of the series notify us of the default and we do not cure the default within the time specified after receipt of the notice. (Section 6.01)

        If an event of default occurs under the indenture and is continuing on a series, the trustee by notice to us, or the holders of at least 25% in principal amount of the series by notice both to us and to the trustee, may declare the principal of and accrued interest on all the unsecured debt securities of the series to be due and payable immediately. (Section 6.02)

        The holders of a majority in principal amount of a series of unsecured debt securities, by notice to the trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. (Section 2.02)

        If an event of default occurs and is continuing on a series, the trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the trustee and holders of the series. (Section 6.03)

        The trustee may require indemnity satisfactory to it before it performs any duty or exercises any right or power under the indenture or the unsecured debt securities which it reasonably believes may expose it to any loss, liability or expense. (Section 7.01) With some limitations, holders of a majority in principal amount of the unsecured debt securities of the series may direct the trustee in its exercise of any trust or power with respect to that series. (Section 6.05) Except in the case of default in payment on a series, the trustee may withhold notice of any continuing default if it determines that withholding the notice is in the interest of holders of the series. (Section 7.04) We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the indenture. (Section 4.04)

        The indenture does not have a cross-default provision. Thus, a default by us on any other debt, including our first mortgage bonds or any other series of unsecured debt securities, would not constitute an event of default under the indenture. A securities resolution, however, may provide for a cross-default provision. In that case, the prospectus supplement will describe the terms of that provision.

Amendments and Waivers

        Unless the securities resolution provides otherwise, in which event the prospectus supplement will describe that provision, we and the trustee may amend the unsecured debt securities issued under the indenture or otherwise, the indenture and any coupons with the written consent of the holders of a majority in principal amount of the unsecured debt securities of all series affected voting as one class. (Section 10.02)

        However, without the consent of each unsecured debt security holder affected, no amendment or waiver may:

  •
  reduce the principal amount of unsecured debt securities whose holders must consent to an amendment or waiver;

  •
  reduce the interest on or change the time for payment of interest on any unsecured debt security (except an election to defer interest in accordance with the applicable securities resolution);

  •
  change the fixed maturity of any unsecured debt security (subject to any right we may have retained in the securities resolution and described in the prospectus supplement);

  •
  reduce the principal of any non-discounted unsecured debt security or reduce the amount of the principal of any discounted unsecured debt security that would be due on acceleration thereof;

  •
  change the currency in which the principal or interest on an unsecured debt security is payable;

  •
  make any change that materially adversely affects the right to convert or exchange any unsecured debt security; or

  •
  change the provisions in the indenture relating to waiver of past defaults or relating to amendments with the consent of holders (except to increase the amount of unsecured debt securities whose holders must consent to an amendment or waiver or to provide that other provisions of the indenture cannot be amended or waived without the consent of each holder affected thereby).

        Without the consent of any unsecured debt security holder, we may amend the indenture or the unsecured debt securities:

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to provide for the assumption of our obligations to unsecured debt security holders by the surviving company in the event of a merger or consolidation requiring such assumption;

  •
  to provide that specific provisions of the indenture shall not apply to a series of unsecured debt securities not previously issued;

  •
  to create a series of unsecured debt securities and establish its terms;

  •
  to provide for a separate trustee for one or more series of unsecured debt securities; or

  •
  to make any change that does not materially adversely affect the rights of any unsecured debt security holder. (Section 10.01)

Legal Defeasance and Covenant Defeasance

        Unsecured debt securities of a series may be defeased at any time in accordance with their terms and as set forth in the indenture and described briefly below, unless the securities resolution establishing the terms of the series otherwise provides. Any defeasance may terminate all of our obligations (with limited exceptions) with respect to a series of unsecured debt securities and the indenture ("legal defeasance"), or it may terminate only our obligations under any restrictive covenants which may be applicable to a particular series ("covenant defeasance").

        We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise our legal defeasance option, that series of unsecured debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, that series of unsecured debt securities may not be accelerated by reference to any restrictive covenants which may be applicable to that particular series. (Section 8.01)

        To exercise either defeasance option as to a series of unsecured debt securities, we must:

  •
  irrevocably deposit in trust (the "defeasance trust") with the trustee under the indenture or another trustee money or U.S. government obligations;

  •
  deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal, premium, if any, and interest when due on all unsecured debt securities of the series to maturity or redemption, as the case may be; and

  •
  comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes.

        "U.S. government obligations" are direct obligations of (a) the United States or (b) an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case (a) or (b), have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option. Such term also includes certificates representing an ownership interest in those obligations. (Section 8.02)

Regarding the Trustee

        Wells Fargo Bank, National Association (as successor by merger to Norwest Bank Minnesota, National Association) will act as trustee and registrar for unsecured debt securities issued under the indenture and, unless otherwise indicated in a prospectus supplement, Wells Fargo Bank will also act as transfer agent and paying agent with respect to the unsecured debt securities. (Section 2.03) We may remove the trustee with or without cause if we so notify the trustee at least three months in advance of the date of the removal and if no default occurs during that period. (Section 7.07) The indenture provides that the holders of a least 25% or a majority in principal amount of the outstanding debt securities will have the right to require the trustee to take certain actions on behalf of the holders, as described in more detail above. Wells Fargo Bank also serves as the transfer agent and registrar of our common stock and provides other services to us in the ordinary course of business.

DESCRIPTION OF FIRST MORTGAGE BONDS

        The first mortgage bonds will be issued as one or more new series under the Indenture of Mortgage and Deed of Trust, dated as of September 1, 1944, between us and The Bank of New York ("Principal Trustee") and UMB Bank & Trust, N.A., as trustees, as heretofore amended and supplemented and as to be supplemented by a supplemental indenture for each series of first mortgage bonds. In this prospectus, we refer to the original indenture as so amended and supplemented as the "mortgage."

        We have summarized all material provisions of the mortgage below. The summary is not complete. The mortgage (including certain supplemental indentures) are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The supplemental indenture for each new series will be filed or incorporated by reference as an exhibit to the registration statement. You should read the indenture and the applicable supplemental indenture for provisions that may be important to you. In the summary below, we have included references to section numbers in the mortgage so that you can easily find those provisions. The particular terms of any first mortgage bonds we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the first mortgage bonds described below and in the mortgage. For a description of the terms of any series of first mortgage bonds, you should also review both the prospectus supplement relating to that series and the description of the first mortgage bonds set forth in this prospectus before making an investment decision.

General

        Each series of first mortgage bonds will mature on the date or dates and bear interest, payable semi-annually, at the rate or rates set forth, or determined as set forth, in the prospectus supplement by which the series of first mortgage bonds is offered.

        As of June 30, 2005, the following first mortgage bonds were outstanding under the Indenture of Mortgage and Deed of Trust:

  •
  $20,000,000 aggregate principal amount of first mortgage bonds 8 1/8% series due 2009;

  •
  $50,000,000 aggregate principal amount of first mortgage bonds 6 1/2% series due 2010;

  •
  $25,000,000 aggregate principal amount of first mortgage bonds 7.20% series due 2016;

  •
  $8,000,000 aggregate principal amount of first mortgage bonds 5.3% Pollution Control Series due 2013; and

  •
  $5,200,000 aggregate principal amount of first mortgage bonds 5.2% Pollution Control Series due 2013.

        We have designated the principal office of The Bank of New York in the City of New York, New York, as our office or agency where principal, premium (if any), and interest on the first mortgage bonds will be payable. Unless the prospectus supplement with respect to a series of first mortgage bonds provides otherwise, interest on that series of first mortgage bonds will be paid to the person in whose name the first mortgage bond is registered at the close of business on the 15th day of the month preceding the interest payment date in respect thereof. The first mortgage bonds will be issued as fully registered bonds, without coupons, in denominations of $1,000 and integral multiples thereof. The first mortgage bonds will be transferable without any service or other charge by us or the principal trustee except stamp or other taxes and other governmental charges, if any. (Article I of the supplemental indenture relating to each series of first mortgage bonds)

Security

        The first mortgage bonds will rank equally, except as to any sinking fund or similar fund provided for a particular series, with all bonds at any time outstanding under the mortgage. In the opinion of our counsel, Spencer, Scott & Dwyer, P.C., the mortgage constitutes a first mortgage lien on substantially all the fixed property and franchises owned by The Empire District Electric Company, other than property specifically excepted, subject only to permitted encumbrances as defined in the mortgage and, as to after-acquired property, to liens thereon existing or liens placed thereon at the time of acquisition for unpaid portions of the purchase price. The principal properties subject to the lien of the mortgage are the electric properties that we own. (Granting and Habendum Clauses and Sections 1.04 and 1.05)

        The mortgage contains restrictions on

  •
  the acquisition of property (other than electric equipment subject to chattel mortgages or similar liens) subject to a prior lien securing indebtedness exceeding 60% of the sum of the fair value of the property and 166 2/3% of the amount of bonds issuable on the basis of all available property additions; and

  •
  the issuance of bonds, withdrawal of cash or release of property on the basis of prior lien bonds and property additions subject to a prior lien.

        In addition, indebtedness secured by a prior lien on property at the time of its acquisition may not be increased unless the evidences of such increases are pledged with the principal trustee. (Sections 1.05, 4.16, 4.18 and 4.20)

Issuance of Additional First Mortgage Bonds

        The mortgage limits the aggregate principal amount of the bonds at any one time outstanding to $1,000,000,000. (Section 2.01, as amended by the fourteenth supplemental indenture)

        Additional first mortgage bonds may be issued under the mortgage in a principal amount equal to

  (a)
  60% of net property additions (as defined in the mortgage) acquired or constructed after September 1, 1944;

  (b)
  the principal amount of certain retired bonds or prior lien bonds; and

  (c)
  the amount of cash deposited with the principal trustee. (Article 3)

        No bonds may be issued as provided in clauses (a) and (c) above, nor as provided in clause (b) above with certain exceptions, unless our net earnings (as defined in Section 1.06) are at least two times the annual interest on all first mortgage bonds (including the first mortgage bonds proposed to be issued) and indebtedness secured by a prior lien. (Article 3) Net earnings are computed without deduction of

  •
  income and profits taxes (as defined in the mortgage);

  •
  expenses or provisions for interest on any indebtedness, or for any sinking or similar fund for retirement of indebtedness; or

  •
  amortization of debt discount and expense. (Section 1.06)

        At June 30, 2005, we had net property additions and retired bonds which would enable the issuance of approximately $448.1 million of new first mortgage bonds, subject to meeting the earnings test. Our earnings for the twelve months ended June 30, 2005 would permit us to issue approximately $206.0 million of new first mortgage bonds at an assumed interest rate of 6.0% per annum.

        Property additions must consist of property used or useful in the electric business acquired or constructed by us after September 1, 1944. (Section 1.05)

        We may withdraw cash deposited under clause (c) above in an amount equal to the first mortgage bonds issuable under clauses (a) and (b) above without regard to net earnings, or we may apply that cash to the purchase or redemption of first mortgage bonds of any series designated by us. (Sections 3.09, 3.10 and 8.11)

Redemption Provisions

        Any provisions relating to the optional and mandatory redemption by us of a series of first mortgage bonds will be as set forth in the prospectus supplement by which such series is to be offered.

        Supplemental indentures under which certain outstanding series of first mortgage bonds were issued allow the holders of those bonds to require us to redeem or purchase them under certain circumstances. Provisions providing for mandatory redemption of any series of first mortgage bonds upon demand by the holders thereof will be as set forth in the prospectus supplement by which such series is to be offered.

        Sinking fund provisions applicable to a series of first mortgage bonds, if any, will be as set forth in the prospectus supplement by which that series is to be offered.

Maintenance and Replacement Fund

        The mortgage does not provide for a maintenance and replacement fund for any series of first mortgage bonds.

Dividend Restriction

        So long as any of the existing first mortgage bonds are outstanding, we will not declare or pay any dividends (other than dividends payable in shares of our common stock) or make any other distribution on, or purchase (other than with the proceeds of additional common stock financing) any shares of, our common stock if the cumulative aggregate amount thereof after August 31, 1944 (excluding the first quarterly dividend of $98,000) would exceed the earned surplus accumulated after August 31, 1944, or the date of succession in the event another corporation succeeds to our rights and liabilities by a merger or consolidation. (Section 4.11, as continued by the supplemental indentures relating to the existing first mortgage bonds) If we choose to continue this dividend restriction in a new series of first mortgage bonds issued with this prospectus, the prospectus supplement and supplemental indenture relating to that series will so state.

Events of Default

        The mortgage provides generally that the following events constitute defaults under the mortgage:

  •
  failure for 60 days to pay any interest due on any outstanding first mortgage bonds;

  •
  failure to pay when due the principal of any outstanding first mortgage bonds or the principal of or interest on any outstanding prior lien bonds;

  •
  failure to perform or observe for 90 days after notice of that failure, any other covenant, agreement or condition of the mortgage (including the supplemental indentures) or any of the outstanding first mortgage bonds; and

  •
  the occurrence of insolvency, bankruptcy, receivership or similar events. (Section 9.01)

        Upon the occurrence and continuation of a default, either of the trustees, or the holders of not less than 25% in principal amount of the outstanding first mortgage bonds may declare the first mortgage bonds immediately due and payable, but the holders of a majority in principal amount of the first mortgage bonds may rescind a declaration and its consequences if that default has been cured. (Section 9.01)

        The holders of not less than 75% in principal amount of the outstanding first mortgage bonds (including not less than 60% in aggregate principal amount of first mortgage bonds of each series) may waive any default under the mortgage, except a default in payment of principal of, or premium or interest on, the first mortgage bonds and a default arising from the creation of any lien prior to or on a parity with the lien of the mortgage. (Section 9.21)

        We are required to file with the Principal Trustee such information, documents and reports with respect to our compliance with the conditions and covenants of the mortgage as may be required by the rules and regulations of the SEC. No periodic evidence is required to be furnished, however, as to the absence of defaults. (Article 9)

Modification of the Mortgage

        The mortgage and the rights of bondholders may be modified with the consent (in writing or given at a meeting of bondholders) of the holders of not less than 60% in principal amount of the first mortgage bonds then outstanding or, in the event that all series are not so affected, of not less than 60% in principal amount of the outstanding first mortgage bonds of all series which may be affected by any such modification voting together. Without the consent of the holder of each first mortgage bond affected, the bondholders have no power to:

  •
  extend the time of payment of the principal of or interest on any first mortgage bonds;

  •
  reduce the principal amount of or the rate of interest on any first mortgage bonds or otherwise modify the terms of payment of principal or interest;

  •
  permit the creation of any lien ranking prior to or on a parity with the lien of the mortgage with respect to any of the mortgaged property;

  •
  deprive any non-assenting bondholder of a lien upon the mortgaged property for the security of such bondholder's bonds; or

  •
  reduce the percentage of bondholders necessary to modify the mortgage.

        The consent of each holder, however, is not required for a modification that abolishes or changes any sinking or other fund. (Article 15, as amended by the twenty-fourth supplemental indenture)

Concerning the Trustees

        The mortgage provides that the holders of a majority in principal amount of the outstanding first mortgage bonds will have the right to require the trustees to take certain action on behalf of the bondholders. Under certain circumstances, however, the trustees may decline to follow such directions or to exercise certain of their powers. Prior to taking an action, the trustees are entitled to indemnity satisfactory to them against costs, expenses and liabilities that may be incurred in the course of that action. This right does not, however, impair the absolute right of any bondholder to enforce payment of the principal of and interest on the holder's first mortgage bonds when due. (Sections 9.16 and 9.17)

DESCRIPTION OF COMMON STOCK

Authorized and Outstanding Capital Stock

        Our authorized capital stock consists of 100,000,000 shares of common stock, par value $1.00 per share, of which 26,009,678 shares were outstanding as of August 1, 2005, 5,000,000 shares of cumulative preferred stock, par value $10.00 per share, of which no shares are outstanding, and 2,500,000 shares of preference stock, no par value, of which no shares are outstanding, but 500,000 shares are reserved for issuance under a shareholder rights agreement between Empire and Wells Fargo Bank, National Association (as successor to ChaseMellon Shareholder Services, L.L.C.).

Dividend Rights

        Holders of our common stock are entitled to dividends, if, as and when declared by our board of directors out of funds legally available therefor subject to the prior rights of holders of our outstanding cumulative preferred and preference stock. Our indenture of mortgage and deed of trust governing our first mortgage bonds restricts our ability to pay dividends on our common stock as described under "—Certain Anti-Takeover Provisions" below. In addition, during interest deferral periods permitted thereunder and during defaults thereunder, our junior subordinated debentures, 8 1/2% series due 2031, may also restrict our ability to pay dividends on our common stock.

        Holders of our cumulative preferred or preference stock, if any, will be entitled to receive cumulative dividends if and when declared by our board of directors, and no dividend may be paid on our common stock unless full dividends on any outstanding cumulative preferred and preference stock have been paid or declared and set apart for payment and any required sinking fund or similar payments with respect to that stock have been made. The terms of any preference stock hereafter issued may place further limitations on the payment of dividends on or the purchase of our common stock.

Voting Rights

        Subject to the voting rights of holders of the cumulative preferred and preference stock, if any, and any series thereof, each holder of common stock is entitled to one vote per share.

        Holders of the cumulative preferred stock, if any, will not be entitled to vote except:

  •
  as required by the laws of the State of Kansas;

  •
  upon a proposal to merge or consolidate or to sell substantially all of our assets;

  •
  upon proposals to authorize or issue specified shares of cumulative preferred stock or to create, issue or assume specified indebtedness or to amend our Restated Articles of Incorporation in a way that would adversely affect any of the preferences or other rights given to holders of the cumulative preferred stock, if any; or

  •
  if dividends payable on outstanding shares of the cumulative preferred stock, if any, shall be accumulated and unpaid in an amount equivalent to four full quarterly dividends (in this case, until those dividends are paid, holders of preferred stock would have the right to elect a majority of our board of directors and have the right to vote, together with the holders of common stock and the holders of preference stock, if any, entitled to vote, on all questions other than for the election of directors).

        Holders of any series of preference stock (subject to the prior rights of holders of any outstanding cumulative preferred stock) will have those voting rights as may be fixed by our board of directors for that series. Holders of preference stock will not otherwise be entitled to vote except as may be required by the laws of the State of Kansas.

Preference Stock Purchase Rights

        Each share of our common stock carries with it one Preference Stock Purchase Right (Right). A brief summary of the material features of these Rights is set forth below. This summary is not complete. For a full description of those Rights, please see our Form 8-A Registration Statement dated July 18, 2000, which is incorporated into this prospectus by reference.

        Each Right enables the holder to acquire one one-hundredth of a share of Series A Participating Preference Stock (or, under certain circumstances, other securities) at a price of $75 per one one-hundredth share, subject to adjustment. The Rights (other than those held by an acquiring person or group (Acquiring Person)), which expire July 25, 2010, will be exercisable only if an Acquiring Person acquires 10% or more of our common stock or if certain other events occur. The Rights may be redeemed by us in whole, but not in part, for $0.01 per Right, prior to 10 days after the first public announcement of the acquisition of 10% or more of our common stock by an Acquiring Person.

        In addition, upon the occurrence of a merger or other business combination, or an event of the type referred to in the preceding paragraph, holders of the Rights, other than an Acquiring Person, will be entitled, upon exercise of a Right, to receive either our common stock or common stock of the Acquiring Person having an equal value to two times the exercise price of the Right. Any time after an Acquiring Person acquires 10% or more (but less than 50%) of our outstanding common stock, our board of directors may, at their option, exchange part or all of the Rights (other than Rights held by the Acquiring Person) for our common stock on a one-for-one basis.

Articles of Incorporation

        Business Combinations.    Our articles require the affirmative vote of holders of at least 80% of all outstanding shares of our voting stock to approve any Business Combination, as defined below, with a Substantial Stockholder, as defined below. For this purpose, a Substantial Stockholder means any person or company that owns 5% of our outstanding voting stock. A Business Combination means:

  •
  any merger, consolidation or share exchange involving Empire;

  •
  any sale or other disposition by us to a Substantial Stockholder, or by a Substantial Stockholder to us, of assets worth $10 million or more;

  •
  the issuance or transfer by us of securities worth $10 million or more;

  •
  the adoption of any plan of liquidation or dissolution proposed by a Substantial Stockholder; or

  •
  any recapitalization or other restructuring of Empire that has the effect of increasing the proportionate ownership of a Substantial Stockholder.

        The 80% voting requirement does not apply if at least two-thirds of our Continuing Directors, as defined below, approve the Business Combination, or all of the following conditions have been met:

  •
  the ratio of (1) the per share consideration received by our stockholders in the Business Combination to (2) the fair market value of our stock immediately before the announcement of the Business Combination is at least equal to the ratio of (1) the highest price per share that the Substantial Stockholder paid for any shares of stock within the two-year period prior to the Business Combination to (2) the fair market value of our stock immediately prior to the initial acquisition by the Substantial Stockholder of any stock during the two-year period;

  •
  the per share consideration received by our stockholders in the Business Combination must be at least equal to the highest of the following:

  •
  the highest price per share paid by the Substantial Stockholder within the two-year period prior to the first public announcement of the Business Combination or in the transaction in which the stockholder became a Substantial Stockholder, whichever is higher, plus interest;

  •
  the fair market value per share of our stock on the date of the first public announcement of the Business Combination or the date the stockholder became a Substantial Stockholder, whichever is higher;

  •
  the book value per share of our stock on the last day of the calendar month immediately before (1) the date of the first public announcement of the Business Combination or (2) the date the stockholder became a Substantial Stockholder, whichever is higher; or

  •
  the highest preferential amount to which the stockholder is entitled in the event of a voluntary or involuntary liquidation or dissolution;

  •
  the consideration received by our stockholders must be in the same form paid by the Substantial Stockholder in acquiring its shares;

  •
  except as required by law, after the stockholder became a Substantial Stockholder there is no reduction in the rate of dividends, except as approved by at least two-thirds of the Continuing Directors; we do not take any action which allows any holder of any cumulative preferred stock or any preference stock to elect directors without the approval of the Continuing Directors; the Substantial Stockholder does not acquire any newly issued voting shares from Empire; and the Substantial Stockholder does not acquire any additional Empire voting shares or securities convertible into Empire voting shares after becoming a Substantial Stockholder;

  •
  prior to the consummation of the Business Combination, the Substantial Stockholder does not receive any financial assistance from us and does not make any change in our business or equity capital structure without approval of the Continuing Directors; and

  •
  a disclosure statement that satisfies the SEC's proxy rules is sent to the voting stockholders describing the Business Combination.

        For this purpose, Continuing Directors means directors who were directors before a Substantial Stockholder became a Substantial Stockholder or any person designated as a Continuing Director by at least two-thirds of the then Continuing Directors.

        Amendment of By-Laws.    The articles also require the affirmative vote of holders of at least 80% of the shares entitled to vote or at least two-thirds of the Continuing Directors to amend our By-Laws.

        Classified Board.    Under the articles, our board of directors is divided into three classes, one of which is elected for a three-year term at each annual meeting of stockholders.

        Notice Provisions.    The articles further require that stockholders give timely written notice to us of nominations for Empire directors they intend to make and business they intend to bring before a meeting of the stockholders. Notice is timely if received by our Secretary not less than 35 nor more than 50 days prior to a meeting. In the case of proposed business, the stockholder's notice must set forth information describing the business and in the case of nominations for directors, the articles further require that the stockholder's notice set forth certain information concerning the stockholder and the nominee.

        Amendment.    The affirmative vote of the holders of at least 80% of the shares entitled to vote or at least two-thirds of the Continuing Directors is required to amend or repeal the above described provisions or adopt a provision inconsistent therewith.

Certain Anti-Takeover Provisions

        General.    We have a Severance Plan which provides certain key employees with severance benefits following a change of control of Empire. Some of our executive officers and senior managers were selected by the Compensation Committee of the board of directors to enter into one-year agreements under the Severance Plan which are automatically extended for one-year terms unless we have given prior notice of termination.

        A participant in the Severance Plan is entitled to receive specified benefits in the event of certain involuntary terminations of employment occurring (including terminations by the employee following specified changes in duties, benefits, etc. that are treated as involuntary terminations) within three years after a change in control, or a voluntary termination of employment occurring between 12 and 18 months after a change in control. A senior officer participant would be entitled to receive benefits of three times such participant's annual compensation. A participant who is not a senior officer would receive approximately two weeks of severance compensation for each full year of employment with us with a minimum of 17 weeks. Payments to participants resulting from involuntary terminations are to be paid in a lump sum within 30 days following termination, while payments resulting from voluntary termination are paid in monthly installments and cease if the participant becomes otherwise employed.

        In addition, all restricted stock held by a participant vests upon voluntary or involuntary termination after a change of control. Also, participants who qualify for payments under the Severance Plan will continue to receive benefits for a specified period of time under health, insurance and our other employee benefit plans in existence at the time of the change in control. If any payments are subject to the excise tax on "excess parachute payments" under Section 4999 of the Internal Revenue Code, senior officer participants are also entitled to an additional amount essentially designed to put them in the same after-tax position as if this excise tax had not been imposed.

        Certain terms of the indenture of mortgage and deed of trust governing our first mortgage bonds may also have the effect of delaying, deferring or preventing a change of control. The indenture provides that we may not declare or pay any dividends (other than dividends payable in shares of our common stock) or make any other distribution on, or purchase (other than with the proceeds of additional common stock financing) any shares of, our common stock if the cumulative aggregate amount thereof after August 31, 1944 (exclusive of the first quarterly dividend of $98,000 paid after that date) would exceed the earned surplus (as defined in the indenture) accumulated subsequent to August 31, 1944, or the date of succession in the event that another corporation succeeds to our rights and liabilities by a merger or consolidation.

        Please refer to "—Preference Stock Purchase Rights" above for information with respect to such Rights.

        Kansas Business Combination Statute.    We are subject to the provisions of the "business combination statute" in Kansas (Sections 17-12,100 to 12,104 of the Kansas General Corporation Code). This statute prevents an "interested stockholder" from engaging in a "business combination" with a Kansas corporation for three years following the date such person became an interested stockholder, unless:

  •
  prior to that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in such person becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and shares held by specified employee stock ownership plans; or

  •
  on or after the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

        The statute defines a "business combination" to include:

  •
  any merger or consolidation involving the corporation and an interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving an interested stockholder;

  •
  subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

  •
  any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

        In addition, the statute defines an "interested stockholder" as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

        See also "—Business Combinations" above for restrictions on business combinations in our Restated Articles of Incorporation.

Liquidation Rights

        On liquidation the holders of the common stock are entitled to receive any of our assets remaining after distribution to the holders of cumulative preferred and preference stock, if any, of the liquidation preferences of those classes of stock and accumulated unpaid dividends thereon.

Other

        In addition to the limitations described above under "—Dividend Rights," we may not purchase any shares of common stock unless full dividends shall have been paid or declared and set apart for payment on the outstanding cumulative preferred and preference stock, if any, and any required sinking fund payments with respect to that stock have been made. The common stock is not subject to redemption and has no conversion or preemptive rights.

DESCRIPTION OF PREFERENCE STOCK

General

        We are authorized to issue 2,500,000 shares of preference stock, no par value, of which no shares are outstanding, but 500,000 shares are reserved for issuance under a shareholder rights agreement between Empire and Wells Fargo Bank, National Association (as successor to ChaseMellon Shareholder Services, L.L.C.). The preference stock may be issued in one or more series with the specific number of shares, designation, liquidation preferences, issue price, dividend rate, redemption provisions and sinking fund terms, voting or other special rights or any other specific term of the series to be determined by our board of directors without any further action by our stockholders.

        The preference stock will have the dividend, liquidation, redemption, voting, and conversion or exchange rights set forth below and as provided for in a prospectus supplement relating to any particular series of preference stock. Reference is made to the prospectus supplement relating to the particular series of preference stock offered thereby for that series' specific terms, which may include one or more of the following:

  1)
  the designation and number of shares offered;

  2)
  the liquidation preferences per share;

  3)
  the initial public offering price;

  4)
  the dividend rate or rates, or the method of determining the dividend rate or rates;

  5)
  the dates on which dividends will accrue;

  6)
  any redemption or sinking fund provision;

  7)
  voting or other special rights;

  8)
  the conversion or exchange rights, if any, and the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate and the triggering events;

  9)
  any restrictive covenants or conditions on matters such as the payment of dividends on or the purchase of common stock; and

  10)
  any designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions.

Dividends

        Subject to the prior rights of the holders of any outstanding cumulative preferred stock, the holders of the preference stock will be entitled to receive, if and when declared by our board of directors out of funds legally available therefor, those dividends as may be fixed for the series thereof, payable on such date or dates or upon such terms and conditions as are so fixed by our board of directors. Dividends on preference stock of all series will be cumulative from the date of issuance.

        In addition, under certain circumstances (including defaults thereunder), our junior subordinated debentures, 8 1/2% series due 2031, may also restrict our ability to pay dividends on our preferred stock.

Liquidation

        Provisions relating to the liquidation preference payable by us on each series of preference stock will be as set forth in the prospectus supplement related to such series of preference stock. Subject to the prior rights of holders of any outstanding cumulative preferred stock, if, upon any liquidation, dissolution or winding up, the assets distributable among the holders of preference stock of all series shall be insufficient to permit the payment of the full preferential amounts to which they shall be entitled, then the entire assets of Empire to be distributed shall be distributed among the holders of preference stock of all series then outstanding, ratably in proportion to the full preferential amounts to which they are respectively entitled. A consolidation or merger of Empire or a sale or transfer of substantially all of its assets as an entirety shall not be deemed to be a liquidation, dissolution or winding up of Empire.

Redemption Provisions

        Any provisions relating to the optional redemption by us of each series of preference stock will be as set forth in the prospectus supplement related to that series of preference stock.

        Any provisions relating to a sinking fund of any series of the preference stock will be as set forth in the prospectus supplement by which that preference stock is to be offered.

        Subject to the prior rights of the holders of any outstanding cumulative preferred stock, we may repurchase or redeem, including redemption for any sinking fund, shares of the preference stock at prices not exceeding the redemption price thereof while there is an arrearage in the payment of dividends thereon.

        Subject to the prior rights of the holders of any outstanding cumulative preferred stock, to the extent provided in the related prospectus supplement, shares of preference stock of any series may also be subject to (1) redemption at the option of the holder thereof, or upon the happening of a specified event, if and as fixed for such series, upon the terms and conditions fixed for that series and (2) redemption or purchase through the operation of a sinking fund, purchase fund or similar fund fixed for that series, upon the terms and conditions fixed for such series.

        If at any time we are prohibited by the terms of our junior subordinated debentures, 8 1/2% series due 2031, from paying dividends on our preference stock, then we will also be prohibited from repurchasing or redeeming any shares of our preference stock.

Voting Rights

        Holders of any series of preference stock (subject to the prior rights of holders of any outstanding cumulative preferred stock) will have those voting rights as may be fixed by our board of directors for that series and described in the related prospectus supplement. Holders of preference stock will not otherwise be entitled to vote except as may be required by the laws of the State of Kansas.

Conversion and Exchange Rights

        To the extent provided in the related prospectus supplement, the preference stock of each series may be convertible into or exchangeable for shares of any other class or classes or any other series of the same or any other class or classes of our stock, at the option of the holders or us upon the happening of a specified event, at such price or prices or at the rate or rates of exchange and with the adjustments, and upon the other terms and conditions, as may be fixed for that series; provided that no shares of preference stock may be convertible into or exchangeable for shares of our cumulative preferred stock or any of our stock that ranks prior to or on a parity with that preference stock in respect of dividends or assets.

        Shares of preference stock purchased, redeemed or converted into or exchanged for shares of any other series or class will be deemed to be, and will be restored to the status of, authorized but unissued shares of preference stock undesignated as to series.

PLAN OF DISTRIBUTION

        We may sell the securities in any of the following ways:

  •
  through underwriters or dealers;

  •
  directly to one or more purchasers; or

  •
  through agents.

        The applicable prospectus supplement will set forth the terms of the offering of any securities, including:

  •
  the names of any underwriters or agents;

  •
  the purchase price of the securities being offered and the proceeds to us from such sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange on which the securities being offered may be listed.

        If underwriters are used in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Those securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities being offered will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities being offered if any of the securities being offered are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only underwriters named in a prospectus supplement are deemed to be underwriters in connection with the securities offered thereby.

        Securities also may be sold directly by us or through agents that we designate from time to time. Any agent involved in the offer or sale of securities will be named and any commissions payable by us to such agent will be described in the applicable prospectus supplement. Unless otherwise described in the applicable prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.

        If underwriters are used in any sale of our securities, the purchase agreement in connection with that sale may provide for an option on the part of the underwriters to purchase additional securities within 30 days of the execution of the purchase agreement, which option may be exercised solely to cover over-allotments. Any over-allotment option will be disclosed in the prospectus supplement in connection with the securities offered thereby.

        If indicated in a prospectus supplement relating to our unsecured debt securities or first mortgage bonds, we may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase the unsecured debt securities or first mortgage bonds from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the unsecured debt securities or first mortgage bonds sold under the delayed delivery contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

  •
  the purchase by an institution of the unsecured debt securities or first mortgage bonds covered by its delayed delivery contract shall not, at the time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

  •
  if the unsecured debt securities or first mortgage bonds are being sold to underwriters, we shall have sold to those underwriters the total amount of the securities less the amount of the unsecured debt securities or first mortgage bonds covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

        If dealers are utilized in the sale of any securities we will sell those securities to the dealers, as principal. Any dealer may then resell those securities to the public at varying prices as it determines at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement relating to the securities being offered thereby.

        We have not determined whether the preference stock, unsecured debt securities or first mortgage bonds will be listed on a securities exchange. Underwriters will not be obligated to make a market in any of the securities. We cannot predict the activity of trading in, or liquidity of, our preference stock, unsecured debt securities or first mortgage bonds. The common stock (and the related preference stock purchase rights) will be listed on the New York Stock Exchange.

        Any underwriters, dealers or agents participating in the distribution of securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engaged in transactions with, or perform service for, us or our affiliates in the ordinary course of business.

LEGAL OPINIONS

        Certain legal matters in connection with the securities will be passed upon for us by Spencer, Scott & Dwyer, P.C., Joplin, Missouri; Anderson & Byrd, Ottawa, Kansas; Brydon, Swearengen & England, Professional Corporation, Jefferson City, Missouri; and Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Thompson Coburn LLP, St. Louis Missouri. Cahill Gordon & Reindel LLP will rely as to the matters of Kansas law upon the opinion of Anderson & Byrd, and as to matters of Missouri law (except as to matters relating to the approval of public utility commissions as to which such counsel will rely on the opinion of Brydon, Swearengen & England, Professional Corporation) upon the opinion of Spencer, Scott & Dwyer, P.C. As of June 30, 2005 members of Spencer, Scott & Dwyer, P.C. held an aggregate of 5,075 shares of our common stock.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Empire's Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

QuickLinks

  TABLE OF CONTENTS
  Important notice about information in this prospectus supplement and the accompanying base prospectus
  About this prospectus supplement
  Prospectus supplement summary
  THE COMPANY
  THE OFFERING
  SUMMARY FINANCIAL DATA
  Risk factors
  Use of proceeds
  Price range of common stock
  Dividend policy
  Underwriting
  OVER-ALLOTMENT OPTION
  COMMISSIONS AND DISCOUNTS
  NO SALES OF SIMILAR SECURITIES
  INDEMNIFICATION AND CONTRIBUTION
  NEW YORK STOCK EXCHANGE QUOTATION
  PRICE STABILIZATION, SHORT POSITIONS
  AFFILIATIONS
  Legal matters
  Incorporation by reference
  Experts
  Forward-looking statements
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
INFORMATION ABOUT EMPIRE
USE OF PROCEEDS
EARNINGS RATIOS
DESCRIPTION OF UNSECURED DEBT SECURITIES
DESCRIPTION OF FIRST MORTGAGE BONDS
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERENCE STOCK
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS